Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK OF ARISTA FINANCIAL CORP. ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

___% CONVERTIBLE NOTE

$____________	New Jersey
[Date]

FOR VALUE RECEIVED, ARISTA FINANCIAL CORP., a Nevada corporation with an address of 51 JFK Parkway, First Floor West, Short Hills, New Jersey 07078, (the “Company”) promises to pay to the order of [HOLDER] with an address of ________________, and successors and assigns, (the “Holder”), the principal sum of ___________ Dollars ($_________), together with interest on the unpaid principal balance of this Note at the rate of _____ percent (__%) per annum, which principal and interest shall be payable as follows:

(a)	the principal balance and all accrued and unpaid interest, late fees, etc. shall be due and payable on ___________ (the “Maturity Date”) provided; however, the Holder, in its sole discretion, shall have the right to extend the maturity date of the Note for three additional one year periods to be exercised by such Holder at any time prior to the applicable maturity date, and

(b)	interest shall be paid quarterly in cash on the Note and,

(c)	in the event this Note is not fully paid as of the Maturity Date, interest shall continue to accrue and be payable until this Note is paid in full.

All payments on this Note shall be deemed made when good funds are received by the Holder at the address shown above or at such other place as Holder may designate in writing from time to time.

A failure to timely make any payment due on this Note or any other default of this Note shall constitute an event of default (an “Event of Default”). From and after an Event of Default has occurred under this Note, the interest rate of the Note shall be increased by five hundred (500) basis points. Such increased interest rate shall take effect upon the occurrence of any such Event of Default: (i) without notice to the Company if such default is on account of a monetary payment obligation under this Note or any other agreement by and between the Company and the Holder dated of even date herewith; or (ii) upon notice and the expiration of a ten (10) day cure period if the default is on account of any obligation other than a monetary payment obligation. The Company shall be responsible for curing such default(s) before all respective grace periods expire and for providing unambiguous written proof to Holder that such default(s) is cured, or such default(s) shall conclusively be deemed not cured.

If any payment owed under this Note shall not have been paid within five (5) days of the due date thereof, the Company agrees to pay to the Holder a late charge of two percent (2%) of such payment including the payment due on the Maturity Date or upon acceleration.

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The Company shall pay all costs of collection of this Note, including but not limited to reasonable attorney’s fees: (a) if this Note shall be referred after an Event of Default to an attorney-at-law for collection or other appropriate action; or (b) if an action to enforce any right to or against collateral securing this Note shall be instituted after an Event of Default on this Note.

This Note is subject to the following additional provisions:

1.	This Note is exchangeable for an equal aggregate principal amount of notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2.	The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3.	This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4 hereof, in addition to the requirements set forth in Section 4, and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4.	The Holder of this Note is entitled, at its option, at any time, to convert all or any amount of the principal face amount of this Note then outstanding, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock (the “Common Stock”) at a conversion price of $____ per share (the “Conversion Price”) for each share of Common Stock. In connection with each conversion, the Holder shall deliver a Notice of Conversion by fax or other electronic method of communication to the Company followed by delivery of this Note to the Company postage paid. Such Conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within ten (10) business days of receipt by the Company of the Notice of Conversion and this Note. Accrued but unpaid interest shall be subject to conversion prior to principal. If less than of all this Note is being converted at one time, the Company shall issue a new Note in the name in the name of the Holder for the amount of principal not being converted. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. Any reclassification of the outstanding shares of Common Stock shall require the appropriate adjustment of the Conversion Price to reflect the change in economic value (i.e., 2 for 1 forward stock split shall reduce the Conversion Price to $___ per share).

5.	At any time, the Company shall have the option to redeem this Note and pay to the Holder the then unpaid principal amount, plus accrued but unpaid interest through the date of such redemption date, plus a five percent (5%) premium. The Company shall give the Holder thirty (30) days’ written notice and the Holder during such thirty-day period shall have the option to convert this Note or any part thereof into shares of Common Stock at the Conversion Price.

6.	Upon (a) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (b) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, Conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (a) and (b) being referred to as a “Sale Event”), then, in each case, the Company shall, upon request of the Holder, redeem this Note in cash for its then unpaid principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

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7.	In case of any Sale Event in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the Conversion Price. The foregoing provisions shall similarly apply to successive Sale Events. If the consideration received by the holders of Common Stock is other than cash, the value shall be as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

Each party who is, or may become, liable on this Note in any capacity, hereby waives presentment, demand, notice of dishonor and protest, notice of extensions, modifications or alterations of the date or terms of payment hereof, and all surety defenses in the nature thereof and further consents to all extensions or modifications of the due date and terms of payment of this Note. No delay or omission on the part of the Holder shall operate as a waiver of such right or of any other right of such party, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of the same or any other right on any future occasion.

Notwithstanding anything herein to the contrary, the total interest charged on the principal amount owing hereunder from time to time shall not exceed the maximum amount allowed by law, and the Company shall not be bound or obligated to pay any interest hereunder in excess of such amount. If and to the extent the interest on this Note or any other payment required hereunder would exceed the maximum interest allowed by law, then to such extent, the excess interest payment(s) shall be deemed a partial prepayment of principal.

The Holder shall have the absolute right to sell and/or assign this Note, in whole or in part, and/or to enter into one or more participation agreements concerning this Note. If Holder gives written notice of any such sale(s), assignment(s) and/or participation(s) to the Company, they shall make payments to such subsequent holder(s) or participant(s), as the case may be.

Wherever the context shall so require, the singular and plural shall mean each other and the masculine, feminine and neutral genders shall mean each other. This Note shall be governed by the laws of the State of New Jersey.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING AS ALLOWED BY LAW OR ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE. FURTHER, THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENT, HOMESTEAD EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW. THE COMPANY HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF TRIAL BY JURY, NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAW.

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IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note on the date written above.

ARISTA FINANCIAL CORP.

By:
Paul Patrizio
Chief Executive Officer

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NOTICE OF CONVERSION

The undersigned hereby elects to convert the principal amount set forth below (together with any accrued and unpaid interest thereon) of the ___% Convertible Notes due ____ (“Notes”) of Arista Financial Corp., a Nevada corporation (the “Company”), into Common Stock of the Company at the applicable conversion price, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Principal Amount of Note to be Converted: $____________.

Name (must match name of registered owner of the Notes being converted):

__________________________________

Name (if different from above) and Address for Delivery of Common Stock:

Signature: __________________________

Date: _________________

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